Exhibit 99.1

No. 87 No.8 Coastal Way, Floor 2,Construction Bank, FTZ, Tianjin, China Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Inc. 2009 Second Quarter Net Grew 21%
Led by 79% Climb in Website Generated Revenues;

Auto-Related Services Contributed More Than Half of Q2 Operating Profits

TIANJIN CITY, CHINA—August 17, 2009 –With its strategic focus shifted from increasing imported auto unit sales to building its highly profitable auto-related logistics and services businesses, China Auto Logistics Inc. (NASDAQ:CALI) (the “Company”), one of China’s leading importers of luxury automobiles, a top provider of one stop automobile logistics services and dealer financing and operator of a leading network of automobile-related websites in China, reported today that 2009 second quarter net income grew 21% on an anticipated 5.5% decline in revenues.  The Company said that while imported auto sales growth through the first six months of the year flattened to 11.3%, the sales and profit growth of the Company’s websites and other auto-related services boosted profits in the quarter and in the first half of the Company’s fiscal year.

Fast Start For Auto-Related Websites

Mr. Tong Shiping, CEO and President of the Company, stated, “As China’s domestic auto sales continued to advance with help from the government, we were very pleased to see the positive results generated fairly quickly by the recent expansion of our domestic auto websites to 12 key cities and the May launch of our national website.  Profits have expanded even as we have continued to offer discounts to build our customer base.  At the same time, we have been aiming to build profitability by also focusing on the luxury segment of imported auto sales rather than on overall unit growth.  While sales in this sector were off from the unsustainable pace in the first quarter, they remained in double digits at the end of the half, and we maintained our leading position in the market.”

Results

In the second quarter ended June 30, 2009, the net income attributable to the Company increased 21% to $1,325,227 or $0.07 per share on 18.1 million weighted average shares outstanding.  This compared with $1,099,241 or $0.09 per share, on 11.7 million weighted average shares in the same period last year.  Revenues in the 2009 second quarter were $45,115,586, compared with $47,760,710 in the same period last year, a decline of 5.5%.

In the first six months of 2009, the Company reported that revenues grew 11.3% to $90,242,727, compared with revenues in the first half of 2008 of $81,097,084.  Net income attributable to the Company  in the six months ended June 30, 2009 grew 15.4% to $2,486,410 compared with $2,154,002 in the same period last year.  Earnings per share (“EPS”) for the 2009 first half was $0.14 on 18.1 million weighted average shares outstanding, compared with $0.18 per share in the first half of 2008 on 11.7 million weighted average shares.

The Company noted that shares outstanding reported for 2008 reflected the timing of the Company’s reverse merger and no new shares have been issued since then.  If results were calculated on the basis of the 18.1 million weighted average shares currently outstanding, EPS in the second quarter last year would be $0.06 compared with $0.07 per share in the second quarter of 2009.  For the first half of 2008 EPS would have been $0.12 compared with $0.14 per share in the first six months of 2009.

Additionally, the Company said that the effects of its recently announced share transfer agreements, which increased the Company’s ownership of minority interests in its three subsidiaries (now 98% each), are not reflected in reported results.

Reducing Unit Sales of Imported Autos

The Company’s net revenues are generated at present primarily by imported auto sales. Before the start of 2009, the Company made the strategic decision to reduce efforts to maximize unit growth in sales of imported autos and to focus instead only on higher priced luxury vehicles, while pursuing a planned transformation from automobile sales to becoming a modernized leader in web-based automobile-related logistics and services.  Through the first six months of 2009 the Company sold 1081 cars, up 5.7% from sales of 1023 units in the same period last year.  The average selling price of imported autos in the first half of 2009 increased 5.10% to $81,360, with the market focus on big engine luxury cars, especially SUV’s.  In the second quarter, also due to a somewhat slower market, the Company sold fewer units at higher average prices.  Unit sales in the period decreased to 522 autos from 572 in the same period last year.  Although car sales revenue experienced an anticipated decline due to the company’s refocus on its web operations, unit prices increased 2.14% from $82,275 per unit in the second quarter last year to $84,039 in the 2009 second quarter.  Going forward, the Company will maintain its focus on high end auto sales.

Growing Contribution of Web-Based Advertising Sales and Other Auto-Related Services

With the roll out of its domestic auto website to five additional cities in the second quarter-- bringing website coverage to a total of twelve cities-- and the May launch of its national website www.at160.com, the Company said it remains ahead of its business plan, having fulfilled the targeted coverage of this phase of its expansion.  The contribution to the Company’s bottom line already is becoming substantial as highly profitable website revenues in the second quarter accelerated 79% to $713,000, bringing website advertising sales in the first half of the year to $1,350,357, a 54% increase over the first half of 2008.

During the second quarter, automobile import value added services also advanced strongly on the basis of agreements with three new customers, bringing the contribution to revenues of this business to approximately $171,000.

The growth in the Company’s financing services, which are dependant on overall industry growth and general economic conditions, also advanced in the quarter, growing more than 29% to $361,786.

Transformation To Services Business Already Paying Off

“The combined 50+% contribution to operating profit in the second quarter of our logistics and services businesses exceeded the contribution to profits of our luxury auto sales despite the very small, but growing contribution of these businesses to revenues,”  Mr. Shiping commented.  He added, “Further, most of the revenues generated by our websites to date are from advertising and subscriptions which we are continuing to grow.  Going forward, we also see our websites as the springboard for a variety of new services for the domestic auto market and expect these web-based services will constitute 50% of website generated revenues over time.”

Looking Ahead

Mr. Shiping added that in the period ahead the Company will continue to focus on building the customer base of the websites it has in place while making decisions about where and when it will add sites.  “At the same time,” he said, “we will be determining which services we plan to promote on our sites that will best serve dealers as well as China’s growing number of automobile consumers.  The clear opportunity for continuing growth and development in this space is very exciting.”

Description of China Auto Logistics Inc.

Founded in 1995, with profitable sales in 2008 of approximately $190 million (+25%), the Company has grown to become one of the top importers of luxury vehicles in China. Imported luxury automobiles have been the fastest growing segment of the still young Chinese automobile industry. The Company has fueled its sales and profit growth by also becoming one of China's top logistical servicing and dealer financing companies for other automobile importers. Additionally, it is a leader in providing accurate pricing and other automobile-related information with its web portals.  www.at188.com, is aimed at the import market.  To date, the Company also has established domestic auto-related websites in twelve selected cities to provide information on local markets to reach the much larger market of domestically manufactured automobile purchasers and dealers.  In May, 2009 the Company launched www.at160.com, the first national website in China for domestic automobile customers and dealers through which each local site can be accessed.  The Company’s growth strategy is focused on expansion of its highly profitable websites and auto related services, including new online services that it expects to make available.  For additional information, please visit www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

-TABLES ATTACHED-

Contacts:

     US Investors

     Focus Asia Partners
     Robert Agriogianis
     Tel:   973-845-6642
     Fax:  973-845-6649

     Press

     Ken Donenfeld
     donfgroup@aol.com
     Tel:   212-425-5700
     Fax:  646-381-9727

CHINA AUTO LOGISTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Revenue	$45,115,586	$47,760,710	$90,242,727	$81,097,084
Cost of Revenue	42,717,918	45,772,721	85,414,103	76,996,270
Gross profit	2,397,668	1,987,989	4,828,624	4,100,814

Operating Expenses:
Sales and marketing	161,753	218,175	364,953	445,299
General and administrative	233,597	226,636	614,290	487,610
Total operating expenses	395,350	444,811	979,243	932,909

Income from operations	2,002,318	1,543,178	3,849,381	3,167,905

Other income (expenses):
Interest income	2,398	40,187	3,761	58,092
Interest expense	(45,836)	(67,273)	(106,417)	(129,369)
Miscellaneous	-	(7,117)	-	-

Income before provision for income taxes	1,958,880	1,508,975	3,746,725	3,096,628

Provision for income taxes	503,201	328,848	998,303	711,351

Net Income	1,455,679	1,180,127	2,748,422	2,385,277

Less: Net income attributable to the noncontrolling interests	130,452	80,886	262,012	231,275

Net income attributable to China Auto Logistics Inc.	$1,325,227	$1,099,241	$2,486,410	$2,154,002

Earnings per share attributable to China Auto Logistics Inc.’s common shareholders Earnings per share – basic and diluted	$0.07	$0.09	$0.14	$0.18

Weighted average number of shares outstanding – basic and diluted	18,100,000	11,700,000	18,100,000	11,700,000